Exhibit 99.1

Enduro Royalty Trust

Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—February 18, 2014

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.100655 per unit, payable on March 14, 2014 to unitholders of record on February 28, 2014. The distribution primarily represents oil production during the month of November 2013 and natural gas production during October 2013.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	68,212	453,517	$89.71	$3.83
Prior Month	75,378	507,407	$99.76	$3.82

Oil cash receipts declined by $1.4 million compared to the prior month partially as a result of a 7% decline in average NYMEX oil prices and wider differentials. In addition, severe winter weather in the Permian Basin during late November caused downtime that adversely affected oil and natural gas production volumes in the area.

Capital expenditures included in the current month distribution were approximately $1.0 million. Capital expenditures incurred during December 2013 were approximately $1.9 million; however, this amount was partially offset by $0.9 million in accrual reductions related to projects where actual costs incurred were less than projected.

The following projects constitute the significant capital expenditures included in this month’s distribution:

Well Name	Operator	Reservoir	County & State	Incurred Capital (in millions)
Rocker B 41 H	Pioneer	Wolfcamp	Reagan, TX	$0.3
Rocker B 42 H	Pioneer	Wolfcamp	Reagan, TX	$0.3
Rocker B 40 H	Pioneer	Wolfcamp	Reagan, TX	$0.2

Completions are currently underway for the above Rocker B wells and production is anticipated by March 1, 2014.

Enduro Royalty Trust

Monthly Cash Distribution

Proceeds from the settlement of hedge contracts for the properties underlying the Trust were approximately $0.6 million, which primarily related to settlements of December 2013 natural gas hedges. Enduro has not entered into any hedge contracts relating to oil and natural gas volumes expected to be produced after 2013 and the terms of the net profits interest prohibit Enduro from entering into new hedging arrangements burdening the Trust. As a result, there will be no further proceeds from natural gas hedge settlements and any remaining oil hedge settlements will be included in next month’s distribution.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mary Jo Davis 1 (713) 483-6792